AMENDMENT TO THE GLOBE LIFE INC. PENSION PLAN

Pursuant to the authority vested in the undersigned, Section 1.28(f) of the Globe Life Inc. Pension Plan (the “Plan”) is hereby amended to read as follows:
“1.28(f) An Employee of the Employer (or an Affiliate in the case of an Employee who has transferred his Employment to the Employer from such Affiliate) who is not regularly employed by such Employer (or Affiliate) for at least 35 hours a week shall be credited with the actual Hours of Service for which he is paid or entitled to credit under this Plan. Provided, however, notwithstanding anything to the contrary in the preceding sentence, for the period beginning January 1, 2003 and ending December 31, 2019, an Employee of the Employer (or an Affiliate in the case of an Employee who has transferred his Employment to the Employer from such Affiliate) who is not regularly employed by such Employer (or Affiliate) for at least 35 hours a week shall be credited with 45 Hours of Service if under this Plan he would be credited with at least one Hour of Service during the week. With respect to periods after December 31, 2019, the first sentence of this Subsection 1.28(f) shall apply.”
Except as otherwise provided in this Amendment to the Globe Life Inc. Pension Plan (“Amendment”), the Plan is hereby ratified and confirmed in all respects. This Amendment shall be effective as of January 1, 2003.
        EXECUTED as of the 28th day of July, 2020
        GLOBE LIFE INC.

By:   /s/ Frank M. Svoboda
Name: Frank M. Svoboda
Title: EVP & CFO